UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE GEO GROUP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Telephone: (561) 893-0101

March 17, 2017

Dear Shareholder:

You are cordially invited to attend the 2017 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting virtually, conducted via live audio webcast on Thursday, April 27, 2017, at 11:00 A.M. (EDT).

This year we are furnishing proxy materials to our shareholders primarily on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, most of you will receive a Notice of Internet Availability of Proxy Materials instead of paper copies of this proxy statement and our annual report. The notice contains instructions on how to access the proxy statement and the annual report over the Internet, as well as instructions on how to request a paper copy of our proxy materials. This process will significantly lower the costs of printing and distributing our proxy materials. On or about March 17, 2017, we mailed to shareholders a Notice of Internet Availability of Proxy Materials.

Your vote is very important to us. Whether or not you plan to attend the meeting virtually, your shares should be represented and voted. After reading the enclosed proxy statement, please vote your shares as soon as possible. Shareholders may vote via the Internet at www.virtualshareholdermeeting.com/GEO2017, by telephone, or by completing and returning a proxy card. Submitting a vote before the annual meeting will not preclude you from voting virtually at the meeting should you decide to attend. If you wish to participate in the meeting, please refer to page 44 for additional guidelines.

Sincerely,

George C. Zoley

Chairman of the Board,

Chief Executive Officer and Founder

THE GEO GROUP, INC.

621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Telephone: (561) 893-0101

Notice of Annual Meeting of Shareholders on April 27, 2017

March 17, 2017

The annual meeting of the shareholders of The GEO Group, Inc. will be held on Thursday, April 27, 2017, at 11:00 A.M. (EDT). The meeting will be held virtually, conducted via live audio webcast for the purpose of considering and acting on the following proposals:

(1)	To elect six (6) directors for the ensuing year;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year 2017;

(3)	To hold an advisory vote to approve named executive officer compensation; and

(4)	To hold an advisory vote on the frequency of the advisory vote on executive compensation.

Only shareholders of GEO’s common stock of record at the close of business on March 3, 2017, the record date and time fixed by the board of directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted upon at the annual meeting can be found in the accompanying proxy statement.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are also set forth on the Notice of Internet Availability.

By Order of the Board of Directors,

John J. Bulfin

Senior Vice President, General Counsel

and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON THURSDAY, APRIL 27, 2017.

GEO’s proxy statement and annual report are available online at: www.proxyvote.com

i

PROXY STATEMENT

THE GEO GROUP, INC.

621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Telephone: (561) 893-0101

March 17, 2017

The GEO Group, Inc. (“GEO,” the “Company,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors (the “Board”) for use at the annual meeting of shareholders on April 27, 2017, at 11:00 A.M., Eastern Daylight Time. This year’s annual meeting will be a virtual meeting of shareholders, conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/GEO2017. Please note that the proxy card provides a means to withhold authority to vote for any individual director nominee. Also note that the format of the proxy card provides an opportunity to specify your choice between approval, disapproval or abstention with respect to the proposals indicated on the proxy card. A proxy card which is properly executed, returned and not revoked will be voted in accordance with the instructions indicated. A proxy voted by telephone or the Internet and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone or the Internet will be voted as follows:

“FOR” the election of the nominated directors for the ensuing year;

“FOR” the proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accountants of GEO for the fiscal year 2017;

“FOR” the advisory approval of the resolution on named executive officer compensation; and

“FOR” the option of every year as the preferred frequency for future advisory votes on executive compensation.

Under New York Stock Exchange rules, brokerage firms have authority to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for 2017 is considered a routine matter. As a result, if you hold your shares through a broker and do not direct the broker how to vote your shares on this routine matter, your broker may vote the shares on your behalf.

Under New York Stock Exchange rules, the election of directors, the advisory vote to approve named executive officer compensation, and the advisory vote on the frequency for the advisory vote on executive compensation are not considered a routine matter. As a result, if a brokerage firm does not receive voting instructions from the beneficial owner of shares held by the firm, those shares will not be voted and will be considered broker non-votes with respect to those matters. A broker non-vote will have no effect on the election of directors, the advisory vote to approve named executive officer compensation, and the advisory vote on the frequency of the advisory vote on executive compensation.

This proxy statement, the notice of annual meeting, the proxy card and our 2016 annual report will be mailed or made accessible via the Internet on or about March 17, 2017.

Management is not aware of any other matters to be presented for action by shareholders at the annual meeting.

Holders of GEO common stock at the close of business on March 3, 2017, the record date, will be entitled to one vote for each share of common stock outstanding in their name on the books of GEO at that date. On March 3, 2017, GEO had 75,281,579 shares of common stock outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. The election of directors requires a majority of the votes cast. The appointment of Grant Thornton LLP will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. The advisory vote to approve named executive officer compensation will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval. The alternative receiving the greatest number of votes with respect to the advisory vote on the frequency of the advisory vote on executive compensation will be considered the frequency that shareholders approve. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the proposal but will not be counted as “votes cast” with respect to the election of directors, the advisory vote to approve named executive officer compensation, and the advisory vote on the frequency of the advisory vote on executive compensation. If less than the majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be held on Thursday, April 27, 2017. The Proxy Statement and

2016 Annual Report to Shareholders are available at www.proxyvote.com.

1.	This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.	The proxy statement and annual report to security holders is available at www.proxyvote.com.

3.	If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Instructions on how to request a paper or e-mail copy can be found on the “Important Notice Regarding the Availability of Proxy Materials” (“Notice”). To request the documents by email, send a blank email with the 12-digit control number (located on the Notice) in the subject line to sendmaterial@proxyvote.com. You may also call 1-800-579-1639 to request a copy. Please make your request for a copy as instructed above on or before April 20, 2017 to facilitate timely delivery.

Any person giving a proxy has the power to revoke it any time before it is voted by providing written notice to GEO addressed to the Corporate Secretary, by executing and delivering a later dated proxy, or by participating in the meeting and voting the shares electronically.

The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO. GEO will also pay the cost of soliciting your proxy and reimbursing brokerage firms and others for forwarding proxy materials to you. Certain of GEO’s officers, directors and employees may participate in the solicitation of proxies by mail, personal interview, letter, fax and telephone without additional consideration.

PROPOSAL 1:

ELECTION OF DIRECTORS

Director Nominees

GEO’s board of directors is currently comprised of six (6) members. All of the nominees are presently directors of GEO and were elected by the shareholders at GEO’s 2016 annual meeting.

If instructed, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are duly elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the board of directors.

Director Nominees	Age	Since	Current Positions
Clarence E. Anthony	57	2010	Director
Anne N. Foreman	69	2002	Director
Richard H. Glanton	70	1998	Director
Christopher C. Wheeler	70	2010	Director
Julie Myers Wood	47	2014	Director
George C. Zoley	67	1988	Chairman and Chief Executive Officer

The following is a brief biographical statement for each director nominee:

Director Nominees

Clarence E. Anthony — Mr. Anthony has served as a director of GEO since 2010. Mr. Anthony has been the President and CEO of Anthony Government Solutions, Inc., a government relations consulting firm based in West Palm Beach, Florida since June 2009. From 2004 through 2009, he was the Chief Marketing Officer & EVP at PBS&J, an international engineering and construction management firm. From 2004 to 2006, he served as the National Business Development & Government Relations Director for PBS&J. From 1996 to 2004, Mr. Anthony was President and CEO of Emerge Consulting. Since 1999, Mr. Anthony has served on the board of directors of Bealls, Inc., a privately held $1.5 billion dollar clothing and retail corporation headquartered in Bradenton, Florida. From 2004-2009, Mr. Anthony was on the board of directors of PBS&J, Inc. where he served as Presiding Director of the Board for fiscal year 2008-2009. From 1998-2007, Mr. Anthony served on the board of CentraCore Properties Trust (formerly Correctional Properties Trust). Mr. Anthony served as mayor of South Bay, Florida for 24 years and served as president of the National League of Cities in 1999. In January 2013, he was named the Executive Director of The National League of Cities, the oldest and largest organization of municipal officials in the United States. He is also an active member of the National Black Caucus of Local Elected Officials. Mr. Anthony earned a bachelor’s degree in Social Science from Florida Atlantic University and holds a Master of Public Administration with Specialization in Environmental Growth Management from Florida Atlantic University.
Mr. Anthony brings extensive government and corrections industry knowledge to the board of directors. Mr. Anthony’s experience as an independent director with CentraCore Properties Trust (including his familiarity with that company’s financing and operations) provides corrections industry knowledge and experience that strengthens the board of directors’ collective knowledge, capabilities and experience.

Anne N. Foreman — Ms. Foreman has served as a director of GEO since 2002. Since 1999, Ms. Foreman has been a court appointed trustee of the National Gypsum Company Bodily Injury Trust, a trust created for the purpose of resolving asbestos related bodily injury liabilities of the National Gypsum Company. Ms. Foreman served as Under Secretary of the United States Air Force from September 1989 until January 1993. Prior to her appointment as Under Secretary, Ms. Foreman was General Counsel of the Department of the Air Force, a member of the Department’s Intelligence Oversight Board and the Department’s Chief Ethics Officer. She practiced law in the Washington office of Bracewell and Patterson and with the British solicitors Boodle Hatfield, Co., in London, England from 1979 to 1985. Ms. Foreman is a former member of the U.S. Foreign Service, and served in Beirut, Lebanon; Tunis, Tunisia; and the U.S. Mission to the U.N. Ms. Foreman earned a bachelor’s degree, magna cum laude, Phi Beta Kappa, in history and French, and a master’s in history from the University of Southern California in Los Angeles. She holds her juris doctor, cum laude, from American University in Washington, D.C. where she was a member of the Law Review. She was awarded an honorary doctorate of law from Troy State University. Ms. Foreman was twice awarded the Air Force Medal for Distinguished Civilian Service. Ms. Foreman also served on the Board of The Wackenhut Corporation, a then publicly-traded security and corrections corporation, for nine years. She has served on public and private U.S. and U.K. boards of directors, and on their audit, compensation and corporate governance committees for 20 years. Ms. Foreman is chairman of the board of directors of Trust Services, Inc., a claims-processing facility located in Greenville, Texas which processes the claims of and provides related financial management and administrative services to various asbestos and silica trusts. She has been a member of the board since 1998. Ms. Foreman is on the board of directors of Ultra Electronics Defense, Inc. (UEDI), a US holding company which controls ten US companies owned by the publicly-traded UK corporation, Ultra Electronics, Plc. UEDI companies specialize in defense electronics and other defense solutions and are headquartered in Fishers, New York. Ms. Foreman has been a UEDI board member since 1999.

Ms. Foreman brings extensive legal, government contracting and international experience to the board of directors. Her service in two Senate-confirmed positions in the Air Force, and in private sector and government positions abroad provide leadership, government affairs and international transactional skills. Her experience as a board member of other companies strengthens the board of directors’ collective knowledge, capabilities and experience.

Richard H. Glanton — Mr. Glanton has served as a director of GEO since 1998. Mr. Glanton is the Founder and has served as Chairman, and Chief Executive Officer of Electedface Inc., a website that connects voters to the elected and appointed officials who represent them in political districts where they serve. Mr. Glanton was Senior Vice President of Corporate Development at Exelon Corporation from 2003-2008. From 1983 to 2003, he was a Partner at Wolf Block LLP (1983-86) and at Reed Smith LLP (1986-2003). From 1990 to 1998, he served as President of the Barnes Foundation in Merion Pennsylvania, a foundation established to promote education and the appreciation of fine arts and horticulture. Mr. Glanton has approximately 33 years of continuous experience serving on boards of publicly traded companies, private companies and non-profit institutions. Mr. Glanton is a member of the board of directors, lead director, a member of the Executive Committee, and Chairman of the Risk Management and Investment Committee and served as CEO Succession Committee Chairman of Aqua America Corporation, a publicly traded holding company for regulated utilities providing water and wastewater services. Mr. Glanton is also a member of the board of directors and Chairman of the Compensation Committee of Mistras Group, Inc., a publicly traded company providing technology-enabled asset protection solutions used to evaluate the structural integrity and reliability of critical energy, industrial and public infrastructure. From 1990 until 2003, he served as director of PECO Energy and Exelon Corporation Boards until he resigned to assume a senior management position within PECO\Exelon at the request of its Chairman. He served as a director of CGU of North America, part of the Scotland based group of property casualty insurance companies, from 1983 to 2003 when it was sold to White Mountain Group of Exeter, New Hampshire and Berkshire Hathaway. From 1986 to 1988, Mr. Glanton served as Co-chairman of the George H. W. Bush National Finance Committee for Vice President of The United States and Chairman of the Pennsylvania Bush (41) Finance Committee. Mr. Glanton has served on the boards of the following non-profit institutions: Children Hospital of Philadelphia, Hahnemann University Hospital, Boy Scouts of Southeast Pennsylvania, Philadelphia Community College, Lincoln University and Morris Arboretum of the University of Pennsylvania. He received his bachelor’s degree in English from the University of West Georgia in Carrollton, Georgia and his juris doctor from the University of Virginia School of Law in Charlottesville, Virginia.

Mr. Glanton’s experience in utility acquisitions, his experience as a director of other publicly-traded companies and his demonstrated leadership roles in other business activities are important qualifications for the board of directors. His extensive corporate finance and legal knowledge also contribute to the board of directors’ collective knowledge, capabilities and experience.

Christopher C. Wheeler — Mr. Wheeler has served as a director of GEO since 2010. Mr. Wheeler retired from Proskauer Rose LLP in January 2010, where he served as a member of the Corporate Department and a partner in the firm’s Florida office for nearly 20 years. Mr. Wheeler has had extensive experience in real estate and corporate law, institutional lending, administrative law and industrial revenue bond financing. He has acted as counsel for developers, institutions and large property holders in connection with the purchase, sale, refinancing and operation of real estate properties. Mr. Wheeler is a graduate of Hamilton College and Cornell Law School and was a member of the managing Board of Editors of the Cornell Law Review. Active in professional, charitable and philanthropic matters and community affairs, Mr. Wheeler presently serves on the Board of Trustees of the Boca Raton Regional Hospital and BRRH Corporation, the parent organization for Boca Raton Regional Hospital. He is a former member of the Board of Directors of Pine Crest Preparatory School, the Board of Directors of Ronald McDonald House Charities of South Florida, and the Board of Directors of the Florida Atlantic University Foundation. Mr. Wheeler also served as a member of the Grievance Committee for the Fifteenth Judicial Circuit of Florida.

Mr. Wheeler brings extensive real estate, finance and legal knowledge to the board of directors. His credentials in lending and bond financing strengthens the board of directors’ collective knowledge, capabilities and experience.

Julie Myers Wood — Ms. Wood has served as a director of GEO since 2014. She is the chief executive officer of Guidepost Solutions, a leading investigative and compliance consulting firm. She joined the firm in 2012, as president of its Compliance, Federal Practice and Software Solutions division. Prior to joining Guidepost Solutions, Ms. Wood was the former founder and president of ICS Consulting, LLC, a firm specializing in compliance, risk assessments, immigration and customs investigations. Guidepost Solutions acquired ICS Consulting in September 2012. Ms. Wood ran ICS Consulting from November 2009 until 2012. Ms. Wood focuses on regulatory compliance and investigative work. She regularly conducts government contracting, immigration and anti-corruption due diligence risk assessments. She developed a cross-functional compliance monitoring program and conducts third-party audits on a variety of regulatory issues. Ms. Wood also has significant experience as a government-appointed monitor.

Prior to joining the private sector, Ms. Wood served as the Head of Immigration and Customs Enforcement (“ICE”) for the Department of Homeland Security (“DHS”) leading its largest investigative component and the second largest investigative agency in the federal government with a budget of nearly $6 billion and 15,000 employees. Ms. Wood served at ICE from January 2006 until November 2008. At ICE, Ms. Wood also supervised the agency’s detention and removal programs, including oversight relating to its Alternatives to Detention program and detention facilities. Under her leadership, ICE created performance-based standards for detention facilities and expanded the use of alternatives to detention. Ms. Wood’s previous leadership positions in the federal government include Assistant Secretary for Export Enforcement at the Department of Commerce and Chief of Staff for the Criminal Division at the Department of Justice. She also served as Deputy Assistant Secretary (Money Laundering and Financial Crimes) at the Treasury Department, where she helped draft regulations relating to Title III of the Patriot Act, coordinated the U.S. government’s national report/strategy on money laundering, and oversaw Treasury Enforcement activities relating to OFAC. Ms. Wood served as an Assistant U.S. Attorney for the Eastern District of New York, where she prosecuted criminal cases including financial crimes, securities fraud, and other white-collar criminal cases. Ms. Wood is nationally recognized as a speaker for her expertise on immigration and other law enforcement issues. She has testified before Congress numerous times and has appeared on CNN, C-SPAN, ABC, CNBC, MSNBC, NPR, FOX and other broadcast stations. Prior to government service, Ms. Wood was an associate at Mayer, Brown & Platt in Chicago, Illinois and she clerked for the Honorable C. Arlen Beam of the U.S. Court of Appeals for the Eighth Circuit.

In addition to serving as CEO, Ms. Wood sits on the Board of Directors of Guidepost Solutions and its parent company, Solution-Point International.

Ms. Wood brings extensive federal government, legal and management experience to the board of directors. Her experience in the private sector, including in compliance and risk assessment, and her former government positions, including as Head of Immigration and Customs Enforcement, strengthens the board of directors’ collective knowledge, capabilities and experience.

George C. Zoley — Mr. Zoley is GEO’s Chairman of the Board, Chief Executive Officer and Founder. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May of 2002. Mr. Zoley has served as GEO’s Chief Executive Officer since the company went public in 1994. Prior to 1994, Mr. Zoley served as President and Director since GEO’s incorporation in 1988. Mr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, and other diversified government services. Mr. Zoley also serves as a director of several business subsidiaries through which The GEO Group, Inc. conducts its operations worldwide. Mr. Zoley has bachelor’s and master’s degrees in Public Administration from Florida Atlantic University (“FAU”) and a Doctorate Degree in Public Administration from Nova Southeastern University (“NSU”). For seven years, Mr. Zoley served as a member of the Board of Trustees of Florida Atlantic University in Boca Raton, Florida, and previously served as Chairman of the Board of Trustees. Mr. Zoley was the recipient of the Ellis Island Medal of Honor in 2002.

Mr. Zoley is one of the pioneers in the private corrections industry. As the founder of The GEO Group, Inc., his industry knowledge, experience and leadership is invaluable to the operation and development of the company. His 33 years with the company make him uniquely qualified to be the Chairman of the Board and CEO.

The election of each director will require the affirmative vote of a majority of the votes cast by holders of the shares of common stock present in person or by proxy at the annual meeting.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” each of the six nominees for director.

Director Emeritus

Norman A. Carlson — In connection with Mr. Carlson’s retirement from the board of directors and in recognition of Mr. Carlson’s 20 years of distinguished service, his invaluable expertise in the corrections industry and his extensive knowledge of GEO and its operations, the board of directors appointed Mr. Carlson to the position of Director Emeritus of GEO effective January 1, 2015. As Director Emeritus, Mr. Carlson consults with GEO and the Board and may attend, but not vote at, meetings of the Board. Article VI, Section 8 of GEO’s bylaws expressly provide that the board of directors may appoint persons to serve as Director Emeritus. Mr. Carlson’s status as Director Emeritus will be reviewed annually by the Nominating and Corporate Governance Committee and the Board.

EXECUTIVE OFFICERS OF GEO

The executive officers of GEO as of March 3, 2017 are as follows:

Name	Age	Position
George C. Zoley	67	Chairman of the Board, Chief Executive Officer and Founder
Brian R. Evans	49	Senior Vice President and Chief Financial Officer
J. David Donahue	57	Senior Vice President, and President, U.S. Corrections & Detention, and International Operations
Ann M. Schlarb, Ph.D.	52	Senior Vice President, and President, GEO Care
John J. Bulfin	63	Senior Vice President, General Counsel and Secretary
David J. Venturella	50	Senior Vice President, Business Development
Thomas M. Wierdsma	66	Senior Vice President, Project Development
Ronald A. Brack	55	Vice President, Chief Accounting Officer and Controller
Shayn P. March	51	Vice President, Finance and Treasurer

George C. Zoley — Please refer to the biographical information listed above in the “Director Nominees” section.

Brian R. Evans — Mr. Evans assumed the role of Chief Financial Officer of the Company in August 2009. Mr. Evans was GEO’s Vice President of Finance and Treasurer from May 2007 to August 2009 and Chief Accounting Officer from May 2003 to August 2009. Mr. Evans joined GEO in October 2000 as Corporate Controller. From 1994 until joining GEO, Mr. Evans was with the West Palm Beach office of Arthur Andersen, LLP and from 1990 to 1994, Mr. Evans served in the U.S. Navy as an officer in the Supply Corps. Mr. Evans has a bachelor’s degree in Accounting from the University of Notre Dame and is a member of the American Institute of Certified Public Accountants.

J. David Donahue — Mr. Donahue was appointed Senior Vice President and President of GEO Corrections and Detention in February 2016. He joined GEO as the Eastern Regional Vice President in 2009 after a distinguished career in corrections with the States of Indiana and Kentucky as well as the Federal Bureau of Prisons. As the Eastern Regional Vice President, he was responsible for the operational oversight of over 20 correctional facilities encompassing over 27,000 beds. Prior to joining GEO, Mr. Donahue served as Commissioner of the Indiana Department of Correction from November 2004 through August 2008. Prior to leading the Indiana Department of Correction, Mr. Donahue served as Deputy Commissioner for the Kentucky Department of Corrections from January 2001 through November 2004. Mr. Donahue is an active member of the American Correctional Association and serves on the Restrictive Housing Sub-Committee. In addition, he is an ACA-Certified Corrections Executive. He is also a member of the Association of State Correctional Administrators. He attended Eastern Kentucky University, where he earned his Bachelors of Science in Police Administration. He later attended Spalding University, where he completed coursework in the Masters of Arts in Teaching Graduate Program.

Ann M. Schlarb — Dr. Schlarb joined GEO in 2011 as Vice President of Intensive Supervision and Appearance Program (“ISAP”) Services as a result of GEO’s acquisition of B.I. Incorporated (“BI”). She was promoted to Divisional Vice President, B.I. Incorporated, in May 2012 and was then promoted to Senior Vice President and President of GEO Care in July 2014. Dr. Schlarb began her criminal justice career in 1986 working as a detention officer for the Bexar County Sheriff’s Department and later as a probation officer and Assistant Director of Operations and Treatment for Probation Violators facility in Bexar County, Texas. Dr. Schlarb joined BI Incorporated in 1995 and was involved in the development, implementation, and operations of two different national programs, one providing supervision and treatment services to offenders in the criminal justice system, and the other overseeing field operations for the immigration services division of BI. Dr. Schlarb is now responsible for the GEO Care division of GEO which encompasses intensive residential treatment, youth services, electronic monitoring equipment and services, and community-based correctional and immigration services. Dr. Schlarb received her B.A. from the University of Texas, San Antonio. She earned her Master’s Degree from the University of Phoenix and her Ph.D. from Walden University, and holds several criminal justice certifications.

John J. Bulfin — As GEO’s General Counsel and Secretary since 2000, Mr. Bulfin has oversight responsibility for all GEO, corporate governance, litigation, investigations, and professional responsibility. Mr. Bulfin is a member of the Florida Bar and the American Bar Associations. He has been a trial lawyer since 1978 and is a Florida Bar Board Certified Civil trial lawyer. He has served on the Grievance Committee for the Fifteenth Judicial Circuit of Florida and has served as a member of the Board of Directors of the Leukemia and Lymphoma Society of Palm Beach. Prior to joining GEO in 2000, Mr. Bulfin was a founding partner of the law firm Wiederhold, Moses, Bulfin & Rubin, in West Palm Beach, Florida. Mr. Bulfin attended the University of Florida, received his bachelor’s degree cum laude from Regis College in Denver, Colorado and his juris doctor from Loyola University School of Law in Chicago, Illinois.

David J. Venturella — Mr. Venturella joined GEO in July 2012 as Executive Vice President, Corporate Development. In January 2014, he was promoted to Senior Vice President, Business Development. Mr. Venturella is responsible for leading GEO’s business and proposal development efforts. Prior to joining GEO, Mr. Venturella served in various leadership positions, including most recently as the Assistant Director for the Office of Enforcement and Removal Operations for U.S. Immigration and Customs Enforcement (“ICE”) from February 2011 to June 2012. In addition to his 22-year career with ICE, Mr. Venturella has worked in the private sector in business development and strategic planning. He served as Director of Business Development for the Global Security and Engineering Services Unit with L-3 Communications in Chantilly, Virginia from September 2007 to May 2008. He worked for USIS, Inc. from May 2004 to September 2007 serving as Vice President of the Homeland Security Business Unit for USIS in Falls Church, Virginia, where he was credited with increasing annual revenues by an average of 15 percent during his tenure, and serving as Director of Business Development for USIS in the company’s Professional Services Division. Mr. Venturella has a Bachelor of Science degree in Political Science from Bradley University in Peoria, Illinois. He has also completed the Harvard/MIT Executive Leadership Course at Harvard University’s Kennedy School of Government.

Thomas M. Wierdsma — As GEO’s Senior Vice President of Project Development since January 2007, Mr. Wierdsma has oversight responsibility for corporate real estate activities and entitlement, design and construction of GEO’s new and expanded facilities. Prior to joining GEO, Mr. Wierdsma served for 25 years with Colorado-based Hensel Phelps Construction Company in a number of increasingly senior positions, the last being Director of Project Planning and Development. Mr. Wierdsma attended Valparaiso University and received a Bachelor of Science Degree in Civil Engineering. He is a Registered Professional Engineer and a Designated Design Build Professional.

Ronald A. Brack — Mr. Brack assumed the role of Vice President, Chief Accounting Officer and Controller for the Company in August 2009. Mr. Brack was GEO’s Vice President and Controller from January 2008 to August 2009 and Controller from April 2007 to January 2008. Mr. Brack joined GEO in May 2005 as Assistant Controller. From 2000 until joining GEO, Mr. Brack was with Fort Lauderdale, Florida based NationsRent, Inc. where his most recent position was Assistant Controller. From 1997 to 2000, Mr. Brack was with the Fort Lauderdale office of Arthur Andersen, LLP where his most recent position was Senior Auditor in the Audit and Business Advisory Services Group. Prior to that time, Mr. Brack spent over ten years in the fleet management business with World Omni Leasing, Inc. and GE Capital Fleet Services. Mr. Brack attended Florida Atlantic University and has a bachelor’s degree in Economics from Vanderbilt University. He is a member of the American Institute of Certified Public Accountants.

Shayn P. March — Mr. March joined GEO as Vice President of Finance and Treasurer in March 2009. Prior to joining GEO, Mr. March served as a Managing Director for the Corporate Investment Banking group at BNP Paribas, where he worked for eleven years in increasing capacities. From 1995 to 1997, Mr. March was employed at Sanwa Bank in the Corporate Finance Department. From 1988 to 1994, Mr. March was employed at UJB Financial in the Finance and Credit Audit Departments. Mr. March earned his Masters in Business Administration in Financial Management from the Lubin School of Business at Pace University and his Bachelor of Arts in Economics at Rutgers University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of GEO’s common stock that were beneficially owned at March 3, 2017 (unless stated otherwise) by (i) each nominee for election as director at the 2017 annual meeting of shareholders, (ii) each named executive officer (as defined below), (iii) all director nominees and executive officers as a group, and (iv) each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

Name and Address of Beneficial Owner(1)	Amount & Nature of Beneficial Ownership(2)	Percent of Class(3)

DIRECTOR NOMINEES(4)
Clarence E. Anthony	29,439	*
Anne N. Foreman	33,351	*
Richard H. Glanton	11,576	*
Christopher C. Wheeler	18,145	*
Julie Myers Wood	10,250	*
George C. Zoley	1,184,725	1.6%

NAMED EXECUTIVE OFFICERS(4)
John J. Bulfin	161,786	*
Brian R. Evans	84,074	*
J. David Donahue	44,387	*
Thomas M. Wierdsma(5)	94,714	*

ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (14 Persons)(4)	1,833,227	2.4%

OTHER
The Vanguard Group, Inc.(6)	13,209,239	17.5%
Blackrock, Inc.(7)	9,221,074	12.2%
Vanguard Specialized Funds-Vanguard REIT Index Fund(8)	5,693,767	7.6%
Barrow, Hanley, Mewhinney & Strauss, LLC(9)	4,619,220	6.1%

(1)	Unless stated otherwise, the address of the beneficial owners is c/o The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

(2)	Information concerning beneficial ownership was furnished by the persons named in the table or derived from documents filed with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned. These figures include shares of common stock underlying stock options held by director nominees and the named executive officers that are immediately exercisable, or are scheduled to become exercisable within 60 days of March 3, 2017, in the following amounts: Mr. Anthony — 5,780; Ms. Foreman — 11,560; Mr. Glanton — 0; Mr. Wheeler — 1,156; Ms. Wood — 0; Mr. Zoley — 0; Mr. Bulfin — 0; Mr. Evans — 9,248, Mr. Donahue — 0 and Mr. Wierdsma — 0. These figures include shares of restricted stock held by director nominees and the named executive officers, that are unvested but have voting rights, in the following amounts: Mr. Anthony — 8,750; Ms. Foreman — 8,750; Mr. Glanton — 8,750; Mr. Wheeler — 8,750; Ms. Wood — 8,125; Mr. Zoley — 175,001; Mr. Bulfin — 30,000; Mr. Evans — 37,500; Mr. Donahue — 30,500 and Mr. Wierdsma — 30,000.

(3)	As of March 3, 2017, GEO had 75,281,579 shares of common stock outstanding.

(4)	Includes 48,552 shares of common stock underlying stock options held by director nominees and executive officers (14 persons in total) that are immediately exercisable or are scheduled to become exercisable within 60 days of March 3, 2017.

(5)	Includes 2,468 shares of common stock which Mr. Wierdsma owns indirectly for the benefit of B. Wierdsma, Oliver Thomas Adams, Lauren Diane Wierdsma and Robert Oliver Wierdsma.

(6)	The principal business address of The Vanguard Group, Inc. is P.O. Box 2600, V26, Valley Forge, PA 19482. By Schedule 13G, filed February 13, 2017, Vanguard reported that, as of December 31, 2016, it beneficially owned 13,209,239 shares with sole voting power over 101,970 shares, shared voting power over 8,596 shares, sole dispositive power over 13,102,385 shares and shared dispositive power over 106,854 shares.

(7)	The principal business address of BlackRock, Inc. is 400 Howard Street, San Francisco, CA 94105. By Schedule 13G/A, filed January 12, 2017, BlackRock reported that, as of December 31, 2016, it beneficially owned 9,221,074 shares with sole voting power over 9,070,061 shares and sole dispositive power over 9,221,074 shares.

(8)	The principal business address of Vanguard Specialized Funds — Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, PA 19355. By Schedule 13G, filed February 13, 2017, Vanguard Specialized Funds — Vanguard REIT Index Fund reported that it beneficially owned 5,693,767 shares with sole voting power over all 5,693,767 shares.

(9)

The principle business address of Barrow, Hanleyn, Mewhinney & Strauss, LLC is JP Morgan Chase Tower 2200 Ross Avenue, 31st Floor, Dallas, TX 75201. By Schedule 13G, filed February 10, 2017, Barrow reported that, as of December 31, 2016, it beneficially owned 4,619,220 shares with sole voting power over 631,610 shares, shared voting power over 3,987,610 shares and sole dispositive power over 4,619,220 shares.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION

GEO’s board of directors held nine meetings during fiscal year 2016. Each director attended at least 75% of the total number of meetings of the board of directors and of the meetings held by all board committees on which such director served.

Director Independence

Pursuant to the corporate governance standards applicable to companies listed on the New York Stock Exchange (“NYSE”), the board of directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the board of directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the board of directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Applying the NYSE’s independence standards, the board of directors has determined that Clarence E. Anthony, Anne N. Foreman, Richard H. Glanton, Christopher C. Wheeler and Julie Myers Wood qualify as independent under the NYSE’s corporate governance standards, and that the board of directors is therefore comprised of a majority of independent directors. The board of directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.

Committees

Under our corporate governance guidelines, the board of directors has established eight standing committees. The members of the board of directors serving on these committees and the functions of those committees are set forth below.

AUDIT AND FINANCE COMMITTEE Richard H. Glanton, Chairman Clarence E. Anthony Christopher C. Wheeler	CORPORATE PLANNING COMMITTEE Anne N. Foreman, Chairman Clarence E. Anthony Julie Myers Wood

COMPENSATION COMMITTEE Richard H. Glanton, Chairman Anne N. Foreman Christopher C. Wheeler	OPERATIONS AND OVERSIGHT COMMITTEE Clarence E. Anthony, Chairman Anne N. Foreman Richard H. Glanton Julie Myers Wood

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Anne N. Foreman, Chairman Richard H. Glanton Christopher C. Wheeler	LEGAL STEERING COMMITTEE Christopher C. Wheeler, Chairman Richard H. Glanton Anne N. Foreman Julie Myers Wood

EXECUTIVE COMMITTEE George C. Zoley, Chairman Christopher C. Wheeler Richard H. Glanton	INDEPENDENT COMMITTEE Richard H. Glanton, Chairman Anne N. Foreman Clarence E. Anthony Christopher C. Wheeler Julie Myers Wood

Audit and Finance Committee

The Audit and Finance Committee met seven times during fiscal year 2016. The Report of the Audit and Finance Committee is included in this proxy statement.

All of the members of the Audit and Finance Committee are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the board of directors has determined that Mr. Glanton is the “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K of the SEC’s rules.

The Audit and Finance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity—Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor and review and oversee its performance;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	oversee the independence of the Company’s independent auditor;

•	review and approve in advance any non-audit services to be provided by the independent auditor, including the proposed fees;

•

review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•

review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•	establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters;

•

establish, review periodically and update as necessary a Code of Business Conduct and Ethics (the “Code of Conduct”), ensure that management has established a system to enforce the Code of Conduct, and review management’s monitoring of the Company’s compliance with the Code of Conduct;

•

review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Compensation Committee

The Compensation Committee met five times during fiscal year 2016. The Report of the Compensation Committee is included in this proxy statement.

All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Compensation Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity—Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•	review on a periodic basis and, if appropriate, make recommendations with respect to director compensation;

•

establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•

establish annual and long-term performance goals for the compensation of our Chief Executive Officer (“CEO”) and other senior executive officers, evaluate the CEO’s and such other senior executive officers’ performance in light of those goals, and, either as a committee or together with the other independent members of the board of directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation;

•	review our program for succession and management development;

•	review our incentive-based compensation and equity-based plans and make recommendations to the board of directors with respect thereto;

•

review and discuss with management our disclosures under “Compensation Discussion and Analysis”, or CD&A, and based on such review and discussion make a recommendation to the Board as to whether the CD&A should be included in our proxy statement; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see “Compensation Discussion and Analysis” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met six times during fiscal year 2016.

All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Nominating and Corporate Governance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity—Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•

identify candidates qualified to become members of the board of directors and select or recommend that the full board of directors select such candidates for nomination and/or appointment to the board of directors;

•	review candidates for the board of directors recommended by shareholders;

•	assist the Board in determining and monitoring whether or not each director and prospective director is an “independent director” within the meaning of any rules and laws applicable to GEO;

•	after consultation with the Chairman and CEO, recommend to the board of directors for approval all assignments of committee members, including designations of the chairs of the committees;

•

establish the evaluation criteria for the annual self-evaluation by the board of directors, including the criteria for determining whether the board of directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	develop, adopt, review annually and, if appropriate, update, corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•	periodically review our Code of Conduct for directors, officers and employees, and approve amendments to the Code of Conduct to the extent deemed appropriate by the committee;

•

advise the board of directors with regard to our policies and procedures for the review, approval or ratification of any transaction presenting a potential conflict of interest between us and any member of our board of directors or any executive officers;

•	consider other corporate governance issues that arise from time to time, and advise the board of directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

In fulfilling the committee’s duties to identify and recommend candidates for election to our board of directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity — diversity being broadly construed to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements of our board of directors at the time of election.

Executive Committee

Periodically during fiscal year 2016, members of the Executive Committee informally discussed various matters relating to GEO’s business. The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. During 2016, the Executive Committee acted four times through resolutions adopted at duly convened meetings or by unanimous written consent. All actions taken by the Executive Committee in 2016 were ratified by the board of directors at their next quarterly meeting.

Corporate Planning Committee

The Corporate Planning Committee periodically reviews with management various corporate strategic initiatives, including potential merger and acquisition activities, business expansion issues and corporate finance matters.

Operations and Oversight Committee

The Operations and Oversight Committee reviews with management various issues relating to our operations that may arise from time to time.

Legal Steering Committee

The Legal Steering Committee reviews with management strategic issues with respect to material litigation and other discrete legal issues.

Independent Committee

The Independent Committee considers matters that may arise from time to time that the board of directors designates for independent director review.

Director Identification and Selection

The processes for director selection and director qualifications are set forth in Section 3 of our Corporate Governance Guidelines. The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to the duties of the board of directors. The board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GEO, (ii) the results of operations and financial condition of GEO and of any significant subsidiaries or business segments, and (iii) the relative standing of GEO and its business segments in relation to its competitors. The board is committed to diversified membership and it does not and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.

The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders; however, it does not have a formal process for that consideration. There are no differences between the considerations and qualifications for director nominees that are recommended by shareholders and director nominees recommended by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name of a nominee for consideration by the Nominating and Corporate Governance Committee, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.

Board Leadership Structure

Our CEO also serves as the Chairman of the board of directors. Richard H. Glanton has served as Lead Independent Director of the Company since January 1, 2011.

Mr. Glanton has been a director of GEO since 1998 and is currently the Chairman of the Audit and Finance Committee, the Compensation Committee and the Independent Committee and a member of the Executive Committee, the Nominating and Corporate Governance Committee, the Operations and Oversight Committee and the Legal Steering Committee. As the Lead Independent Director, Mr. Glanton has input to the Chairman of the board on preparation of agendas for board and committee meetings. Mr. Glanton chairs board meetings when the Chairman of the board is not in attendance and provides input to the independent directors and ensures that the effectiveness of the board is assessed on a regular basis. The Lead Independent Director reports to the board regarding deliberations of the independent directors and may recommend special meetings of the independent directors as necessary. Because of Mr. Glanton’s long history as a board member and his service as the Chairman of the Audit and Finance Committee, the Compensation Committee and the Independent Committee, the board believes that Mr. Glanton is uniquely qualified to serve as the Lead Independent Director of the Company. In 2012, in connection with our conversion to a REIT, Mr. Glanton was the chairman of a special committee created to review and manage the divestiture of GEO Care, Inc.

As a company that is focused on its core business, we believe the CEO is in the best position to direct the independent directors’ attention on the issues of greatest importance to the Company and its shareholders. Since our CEO knows the Company’s business, is a pioneer in the industry and has over thirty years of experience, we believe that our CEO is the appropriate person to lead the board of directors. Our overall corporate governance policies and practices combined with the strength of our independent directors, including our Lead Independent Director, and our internal controls minimize any potential conflicts that may result from combining the roles of Chairman and CEO.

We believe the current leadership structure of the board of directors supports the risk oversight functions described below by providing independent leadership at the board and committee level through the Lead Independent Director with ultimate oversight by the full board of directors led by our Chairman and CEO. The board of directors periodically reviews and considers whether the current board leadership structure continues to be appropriate for our Company.

Board Risk Oversight

Our board of directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Throughout the year, the board of directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The board of directors has delegated responsibility for the oversight of specific risks to the following committees:

•	The Audit and Finance Committee oversees GEO’s risk policies and processes relating to the financial statements, financial reporting processes and credit risks.

•

The Operations and Oversight Committee oversees GEO’s operating risks. The Operations and Oversight Committee meets regularly during the year and on occasions when an operations incident occurs. The Operations and Oversight Committee may travel to the appropriate site to audit the operating practices and procedures if an incident has occurred.

•	The Compensation Committee oversees risks related to the Company’s compensation policies and practices.

•	The Legal Steering Committee oversees risks related to major litigation.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants, which we refer to as the Code of Conduct. The Code of Conduct strives to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate, timely and transparent disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, prompt internal reporting of violations of the Code of Conduct, and accountability for compliance with the Code of Conduct. The Code of Conduct can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity—Corporate Governance.” In addition, the Code of Conduct is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306.

Code of Ethics for CEO, Senior Financial Officers and Other Employees

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the board of directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees, which we refer to as the Code of Ethics for Senior Financial Officers. The text of this Code of Ethics for Senior Financial Officers is located in Section 19 of GEO’s Code of Conduct. The Code of Ethics for Senior Financial Officers can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity—Corporate Governance.” In addition, the Code of Ethics for Senior Financial Officers is available in print to any shareholder who requests it by contacting our Vice President of Corporate Relations at 561-999-7306.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to promote the effective functioning of the board of directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters such as the role and structure of the board of directors, the selection, qualifications and continuing education of members of the board of directors, board meetings, non-employee director executive sessions, board self-evaluation, board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.

The corporate governance guidelines can be found on our website at http://www.geogroup.com by clicking on the link “Social Responsibility” on our homepage and then clicking on the link “Governance with Integrity—Corporate Governance.” In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting our Vice President of Corporate Relations at 561-999-7306.

Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions

The board of directors conducts a self-assessment annually, which is reported by the Nominating and Corporate Governance Committee to the board of directors. In addition, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also undergo annual self-assessments of their performance. The non-employee directors of the board of directors meet in executive session at least twice per year and such meetings are presided over by a presiding director who is typically the chairman of the Nominating and Corporate Governance Committee, who is currently Ms. Foreman.

Communications with Directors

The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the entire board, the independent members of the board as a group or any individual member of the board, including the presiding director for non-employee director executive sessions. Persons wishing to write to the board of directors of GEO, or to a specified director (including the presiding director for non-employee director executive sessions) or a committee of the board, should send correspondence to the Corporate Secretary at 621 NW 53rd Street, Suite 700, Boca Raton, Florida, 33487.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.

Board Member Attendance at Annual Meetings

GEO encourages all of its directors to attend the annual meeting of shareholders. We generally hold a board meeting coincident with our annual meeting to minimize director travel obligations and facilitate their attendance at the annual meeting of shareholders. All of our directors attended the 2016 annual meeting of shareholders.

Adoption of Global Human Rights Policy and Ongoing Dialogue

In November 2012, GEO entered into a dialogue with the U.S. Jesuit Conference which included representatives from the National Jesuit Committee on Investment Responsibility and the Interfaith Center for Corporate Responsibility and Mercy Investments. The purpose of the dialogue was the adoption of a corporate Human Rights policy. On February 14, 2013, GEO’s Board of Directors adopted a Global Human Rights Policy. Representatives of the Jesuit Conference and Mercy Investments have toured GEO facilities and are continuing the collaboration with GEO towards full implementation of the policy.

Additional information on GEO’s Global Human Rights Policy can be found at http://geogroup.com/human_rights.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Grant Thornton LLP (“Grant Thornton”) served as GEO’s independent registered public accountants in fiscal years 2016 and 2015. A member of Grant Thornton will be present at the annual meeting to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed to GEO by Grant Thornton in fiscal years 2016 and 2015.

	2016	2015
Audit Fees(1)	$2,951,962	$2,448,336
Audit Related Fees(2)	$154,578	$54,800
Tax Fees(3)	$33,645	$10,578

Total	$3,140,185	$2,513,714

(1)	Audit fees for 2016 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, statutory requirements required domestically and internationally, comfort letters and consents related to the prospectus supplement for the at-the-market equity offering program and the prospectus supplement associated with the 6.00% Senior Notes due 2026. Audit fees for 2015 include fees for professional services rendered in connection with the annual audit of the Company’s consolidated financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, statutory requirements required domestically and internationally, and comfort letters and consents related to the prospectus supplement relating to the at-the-market equity offering program.

(2)	Audit related fees in 2016 and 2015 primarily consist of fees for the audit of The GEO Save 401(k) Plan and related Annual Report filed on Form 11-K and various due diligence services.

(3)	Tax fees for 2016 and 2015 consist of fees for tax compliance and consultation primarily related to GEO’s foreign locations.

The Audit and Finance Committee of the board of directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. All of the audit, audit-related, tax and all other services provided by Grant Thornton to GEO in 2016 and 2015 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2016 and 2015 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee periodically approves the provision of various audit, audit-related, tax and other services by Grant Thornton. The Audit and Finance Committee plans to continue to review and pre-approve such services as appropriate. In addition, the Audit and Finance Committee has delegated to its Chairman, Richard H. Glanton, the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Grant Thornton to GEO of auditing and permissible non-audit services; provided, however, that any decision made by Mr. Glanton with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made.

All of the services provided by Grant Thornton to GEO in 2016 and 2015 were approved by the Audit and Finance Committee pursuant to these procedures. The Audit and Finance Committee will continue to review and pre-approve such services as appropriate.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee of our board of directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers the 2011 employee stock purchase plan and our 2014 stock incentive plan. Our Compensation Committee consists of three members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated under that Act, and in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter that was first adopted by our board of directors in February 2004 and has been amended periodically. The charter more fully describes the role, responsibilities and functioning of the Compensation Committee. A current copy of this charter can be viewed on our website at www.geogroup.com by clicking the link “Social Responsibility” on our homepage and then clicking the link “Governance with Integrity—Corporate Governance”.

Say-on-Pay Results

At our 2016 Annual Meeting of Shareholders, over 98% of the votes cast voted to approve the advisory resolution on our executive compensation referred to as the “say-on-pay” vote. The Compensation Committee believes that the positive outcome of the say-on-pay vote supports the compensation arrangements established by the Compensation Committee. The Compensation Committee considered the results of the shareholder vote on the 2016 “say-on-pay” proposal as one of the many factors relevant in connection with the discharge of its responsibilities along with the advice of its independent compensation consultant and shareholder feedback. During 2016, the Compensation Committee continued the compensation program in place during 2015 with the changes noted below under the section titled, “Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined”.

Role and Independence of Compensation Consultant

The Compensation Committee assessed the independence of Pay Governance LLC, (“Pay Governance”), a nationally recognized executive compensation consultant, taking into account the following factors:

•	Other services provided by Pay Governance;

•	The amount of fees paid by GEO to the consultant as a percentage of its total revenues;

•	Any business or personal relationships between the consultant (including its representatives) and GEO’s directors or senior officers; and

•	The policies and procedures the consultant has in place to prevent conflicts of interest, which includes a prohibition against stock ownership in GEO.

Pay Governance has attested to its independence and does not provide any services to GEO other than those related to executive compensation consulting. Based on its assessment, the Compensation Committee agreed that the compensation consultant is independent and that the compensation consultant’s work has not raised any conflict of interest.

During 2016, the Compensation Committee engaged Pay Governance to perform the following services: (i) review the proxy statement for the 2016 annual shareholders meeting including consultation related to the Compensation Discussion and Analysis section of the proxy statement; (ii) calculation of the Total Shareholder Return (TSR) Performance to determine the performance-based restricted stock payout levels and,

(iii) calculation of the Accounting Fair Value for performance-based restricted stock awards. Other than as described above, Pay Governance was not asked to perform any other services for us in 2016. GEO paid Pay Governance a total of $15,965 related to its work for the Compensation Committee in 2016.

Under its charter, the Compensation Committee has the ability to retain any advisors it deems necessary or desirable in order for it to discharge its duties. The Compensation Committee also has sole authority to terminate the retention of any advisor it has retained.

Process for Determining Compensation

When making decisions regarding the compensation of named executive officers, including the Chief Executive Officer, the Compensation Committee considers competitive market data and analyses prepared by Pay Governance, historical pay to the named executive officers and the appropriateness of such compensation, including by comparing it to a peer group of companies periodically. From time to time, the Compensation Committee will use peer group and broader general industry data to obtain a general understanding of compensation practices and therefore ensure that it is acting in an informed and responsible manner to make sure our executive compensation program is competitive. The Compensation Committee viewed peer group data as one factor in assisting its compensation decisions, but did not engage in benchmarking or rely wholly or in part on this information. In 2016, the Compensation Committee did not ask Pay Governance to conduct a peer group analysis to evaluate our compensation programs and practices as a whole, or the specific compensation of any of our named executive officers. When evaluating pay levels and practices of peer companies within the REIT industry, the Committee has focused on data from the group of similarly-sized, equity REITs:

American Tower Corporation	Extra Space Storage Inc.
Avalonbay Communities Inc.	Iron Mountain Inc.
Boston Properties Inc.	Kimco Realty Corporation
Camden Property Trust	La Salle Hotel Properties
CBL & Associates Properties Inc.	Plum Creek Timber Co. Inc.
Corrections Corporation of America	Public Storage
Crown Castle International Corp.	Rayonier Inc.
DDR Corp.	St. Green Realty Corp.
Digital Realty Trust Inc.	Strategic Hotels & Resorts, Inc.
Equity Residential

The Compensation Committee also considers the compensation recommendations set forth by the Chief Executive Officer for named executive officers other than himself. Under the Compensation Committee’s charter, the Chief Executive Officer cannot provide the Compensation Committee with a compensation recommendation for himself. When considering compensation matters generally, and the compensation packages of the named executive officers in particular, the Compensation Committee meets in executive session outside the presence of the named executive officers. The Compensation Committee uses its experience and judgment to make final compensation decisions.

Important Factors Given Particular Consideration by the Compensation Committee in Setting Compensation for the Named Executive Officers

In setting executive compensation for our named executive officers, the Compensation Committee gives particular attention and focus to the following factors over a several year-period:

•	Our financial performance;

•	Our stock price performance;

•	Achievement of strategic operating objectives;

•	Our growth and prospects for continued future growth in both revenues and profitability; and

•	The performance of our senior management team.

Applying these factors to our Company during the previous several years in setting CEO and other named executive officer compensation, the Compensation Committee considered the following:

•

During the past several years, we have experienced strong growth in revenue and profitability and believe we have become the most diversified service provider in our peer group, which will continue to yield growth opportunities in excess of typical industry levels;

•

During the past several years, we have successfully completed and integrated several significant strategic acquisitions, including, most recently, the acquisition of eight correctional and detention facilities from LCS Correctional Services, Inc. and its affiliates, the acquisition by our subsidiary, Protocol Criminal Justice, Inc., of assets relating to customer relationship management software from APAC Customer Services, Inc., our acquisition of Soberlink, Inc., a leading developer and distributor of mobile alcohol monitoring devices and services, our acquisition and integration of BI Incorporated in 2011, which allowed us to introduce important new electronic monitoring and community service offerings to our customers, and the acquisition and integration of Cornell Companies in 2010-2011, which materially expanded the scope of our U.S. Corrections Services and what we now refer to as our GEO Care segment;

•	GEO has entered a definitive merger agreement to acquire Community Education Centers (“CEC”), which we hope to close during the second quarter of 2017.

•

During 2016, GEO’s total revenues increased approximately 18% percent to $2.12 billion, Adjusted EBITDA increased approximately nine percent to $403.7 million, and Adjusted Funds From Operations (“AFFO”) increased approximately 12% to $279.2 million. During 2016, GEO experienced significant start-up activity which resulted in $1.2 million, net of tax, in start-up expenses, non-recurring tax benefits of $2.0 million and a loss on extinguishment of debt of $15.9 million, net of tax. Since 2012, GEO has grown AFFO at a compounded annual growth rate of 16.4 percent;

•

We believe we have the most seasoned and accomplished senior management team in our industry, led by our Chairman, CEO and Founder, who is an industry pioneer and has a long and established track record of leading our company to substantial growth in revenue and profitability since the inception of our business;

•

We believe the efforts undertaken by our senior management team over the past several years to expand our company´s business, both in our core corrections business and into new diversified services, have positioned us to have what we believe are stronger prospects for stable and strong revenue and profit growth than any peer company in our industry;

•

Our senior management team has consistently demonstrated the ability over a long period of time to manage through and capably address and mitigate the key risks that face our business on an ongoing basis.

•

Our senior management team has consistently made delivering shareholder value a priority. We have had solid long-term stock price performance. The following graph compares the total shareholder return of our common stock compared to the total shareholder return of the NAREIT U.S. Equity REITs index over the five-year period ended December 31, 2016. (GEO TSR 252.9% vs NAREIT 76.3%); and

Total Shareholder Return for Five-Year Period Ended December 31, 2016

•

The successful conversion by GEO into a real estate investment trust, or a REIT, effective January 1, 2013, a transaction which we believe has significantly increased shareholder value, including through the payment of regular quarterly dividends to our shareholders. We commenced paying regular quarterly dividends in 2013. For 2014, 2015 and 2016, we paid an aggregate of $2.33, $2.51 and $2.60 per share for the year, respectively, in quarterly dividends.

The factors above are among the most critical we consider in setting our named executive officer compensation.

Elements of Compensation

Our compensation program for named executive officers consists of the following components:

•	Annual base salaries

•	Annual cash incentive compensation

•	Equity compensation

•	Other benefits and perquisites

Each of these components is reflected in the Summary Compensation Table and is also discussed in further detail below.

Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined

The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee considers each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The committee also evaluates on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete for executive talent. Overall, our Compensation Committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers, who we believe constitute the most experienced senior management team in our industry. The Compensation Committee evaluates GEO’s executive compensation policies and practices on an ongoing basis.

Salaries. The cash salaries paid to the named executive officers are incorporated into the terms of existing executive employment agreements with our named executive officers. Any increases in salaries have been made either pursuant to the terms of the employment agreements or at the discretion of the Compensation Committee. Mr. Zoley, who also serves as our Chairman, receives no additional compensation for his board service, so his annual base salary reflects the workload, responsibilities and contributions made by Mr. Zoley as our Chief Executive Officer and our Chairman.

For 2016, our Compensation Committee did not adjust Mr. Zoley’s salary but determined it was appropriate to increase the annual base salaries Messrs. Evans, Bulfin and Wierdsma by 3% as compared to their 2015 annual base salaries.

Annual Cash Incentive Compensation. Annual cash incentive compensation for each of our named executive officers is governed by our Senior Management Performance Award Plan, as Amended and Restated on April 27, 2016, which was approved by our shareholders at the Company’s 2016 annual meeting of shareholders in accordance with the performance-based compensation exception under Section 162(m) of the Internal Revenue Code (“Code”) that such a plan be approved by shareholders at least once every five years. Payments to the Chief Executive Officer made in accordance with this plan are intended to be tax deductible under Section 162(m) of the Code. The plan is administered by our Compensation Committee, which has the authority to make all discretionary determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources.

Under the plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our relative achievement of budgeted revenue and net income after tax for the fiscal year. We believe revenue and net income after tax are meaningful metrics to assess our performance and are used by our management team when it develops its annual operating plan and budget and are used by our investors in evaluating our performance against the annual financial guidance we give on revenue and net income. For purposes of the plan, net income after tax means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining our net income after tax. Non-recurring and unusual items not included or planned for in our annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, our net income after tax is weighted 65% and our revenue is weighted 35% (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”).

Awards under the plan are made as follows: (i) targets for budgeted revenue and net income after tax are set at the beginning of each fiscal year; (ii) the plan includes for each named executive officer an annual incentive target amount as a percentage of the officer’s salary which forms the basis for computing the officer’s award under the plan; and (iii) at the end of the fiscal year, a multiplier set forth in the plan that is based on our relative achievement of budgeted revenue and net income after tax for the fiscal year is applied to each officer’s annual incentive target amount referenced in (ii) above. The multiplier is the same for all named executive officers.

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the Amended and Restated Senior Management Performance Award Plan.

Annual Incentive Target Amount
Named Executive Officer	(As a Percentage of Salary)
Chief Executive Officer	150%
Chief Financial Officer	50%
Senior Vice Presidents	45%

The following table shows how each named executive officer’s annual incentive cash compensation award is calculated by applying a percentage adjustment methodology, or multiplier, separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results on a straight-line basis:

Performance and Payout Relationship (as % of Target)
Component	Threshold	Target	Maximum
Performance	80%	100%	120%
Payout	50%	100%	150%

In addition to the calculations described above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive amounts for the Chief Financial Officer and the other Senior Vice Presidents may be adjusted up to an additional 50% upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee based on the results of an individual performance assessment. The Chief Executive Officer is not eligible for positive individual performance adjustments. The Compensation Committee and the Chief Executive Officer consider the contribution of the particular officer during the fiscal year when determining whether to grant the discretionary award.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Code, in each case, without the prior approval of our shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Code).

2016 Cash Incentive Outcomes

In 2016, the Company achieved Net Income after Tax and Revenue performance levels in excess of the Adjusted Net Income after Tax targets and just short of the Revenue target. The table below provides the 2016 cash incentive outcomes based on the Adjusted Net Income after Tax and Revenue performance levels actually achieved.

FY 2016 Performance Results
Metrics ($Millions)	Weighting	Target	Actual	Actual as a % of Target	Payout as a % of Target
Adjusted Net Income after Tax(1)	65%	$143.50	$164.60	115.0%	137%
Revenue	35%	$2,189	$2,180	99.6%	99%
				Weighted Payout as % of Target	123.5%

(1)	Adjusted Net Income after Tax reflects adjustments for a loss on extinguishment of debt related to bonds issued in 2016.

Based on these results, the following annual incentive amounts were awarded to the Named Executive Officers for fiscal year 2016 performance:

Executive	FY ‘16 Target Incentive ($)	Corporate Financial Performance Factor	Target x Financial Performance Factor ($)	Individual Performance Modifier(1)	Actual Incentive Earned ($)	Actual as a % of Target

George C. Zoley	1,545,000	123.5%	1,908,075	N/A	1,908,075	123.5%
Brian R. Evans	281,378	123.5%	347,501	+50%	521,252	185%
J. David Donahue	225,000	123.5%	277,875	+50%	416,813	185%
John J. Bulfin	220,319	123.5%	272,094	+50%	408,140	185%
Thomas M. Wierdsma	194,994	123.5%	240,818	+50%	361,227	185%

(1)	Since the Corporate Financial Performance factor was greater than 100%, NEOs, other than the Chief Executive Officer, were eligible for individual performance multipliers on their award.

Equity Compensation. Our Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our board of directors to create a more performance-oriented culture and to further align the interests of management and our shareholders.

Our current equity compensation plan is The GEO Group, Inc. 2014 Stock Incentive Plan (the “2014 Plan”), which was approved by our shareholders at our 2014 annual meeting of shareholders. The 2014 Plan replaced our 2006 Stock Incentive Plan (the “2006 Plan”) and since the date our shareholders approved the 2014 Plan, no further grants can be made under the 2006 Plan although there are outstanding awards under the 2006 Plan. Since the adoption of the 2006 Plan and the 2014 Plan, we have issued 2,878,406 shares of restricted stock (excluding cancelled shares) and stock options representing the right to acquire 2,384,350 shares of common stock. Beginning in 2012, our restricted stock grants to our executive officers have performance-based vesting which we believe is appropriate to foster a performance-oriented culture and align the interests of management and our shareholders. Further, we believe this approach is consistent with the approach taken by our peers in the equity REIT sector and our industry, and is reflective of the performance-based compensation program that our shareholders support. As of March 3, 2017, there was a total of 1,200,746 shares of common stock reserved for future issuance in connection with future awards under the 2014 Plan.

Our Compensation Committee has historically granted awards under our equity compensation plans either at the time of our annual shareholders’ meeting or following the end of our fiscal year in connection with the completion of our annual compensation cycle; however, we have varied our practice in recent years. For example, on June 1, 2013 and May 14, 2015, we granted restricted stock awards to employees, management and non-employee directors. In the future, we may from time to time grant equity awards throughout the year. Equity compensation awards are priced as of the close of business on the date of grant.

The amounts of awards granted under our equity compensation plans are determined by the Compensation Committee after taking into account the following factors: the recommendations of the Chief Executive Officer, the availability of awards for issuance companywide, the overall performance of the Company and the individual performances of the grantees.

Under the 2006 Plan and the 2014 Plan, shares of restricted stock may have performance-based or time-based vesting. If the vesting is performance based, vesting is tied to the achievement of predetermined metrics set by the Compensation Committee and included in the applicable equity grant instrument. If vesting is time based, the shares vest at the rate of 25% per year in each of the four years following the date of grant, subject to vesting acceleration in the case of a change in control as defined in our plan. Beginning in 2012, our restricted stock grants to our executive officers have performance-based vesting. Except for stock option awards to Mr. Zoley prior to 2008, and stock option awards granted to non-employee directors in 2009, which all vested immediately on the date of grant, stock options vest 20% immediately and an additional 20% on each of the four anniversary dates immediately following the grant date.

We believe that equity compensation awards offer significant motivation to our officers and employees and serve to align their interests with those of our shareholders. While the Compensation Committee will continually evaluate the use of equity compensation — both types and amounts — it intends to continue to use such awards as part of the company’s overall compensation program.

2016 Equity Incentive Awards

On February 12, 2016, GEO granted performance-based restricted stock to our named executive officers that vest on March 11, 2019 based on two performance metrics measured from January 1, 2016 to December 31, 2018 as follows: (i) 50% of the award is determined based on GEO’s relative total shareholder return as compared to the FTSE NAREIT EQUITY REIT INDEX and (ii) 50% of the award is determined based on GEO’s return on capital employed (“ROCE”) performance against targets using an average of ROCE over 2016, 2017 and 2018. For 2016, 100% of our equity incentive awards provided to the NEOs were in the form of performance-based restricted stock awards which was much more performance oriented than the mix of performance and time vested equity awards observed across the peer group. On average, the peers deliver approximately 50% of their long-term incentive to NEOs in time-vested equity.

The following table lists the number of performance-based shares of restricted stock granted to each named executive officer in 2016:

Executive	Number of Performance Shares Granted in 2016
George C. Zoley	50,000
Brian R. Evans	12,500
J. David Donahue	12,500
John J. Bulfin	10,000
Thomas M. Wierdsma	10,000

Specifically, the performance targets for the performance-based restricted stock grants are:

Performance Metric	Metric Weighting	Threshold	Target	Maximum
Relative TSR	50%	P30	P50	P90
Return on Capital Employed	50%	+1% of WACC	9%	12%

	Payouts (% of Target)	30%	100%	200%

The threshold required for payment under the ROCE metric is set at +1% of our weighted average cost of capital (“WACC”) over the three-year measurement period to ensure that payments only occur during periods of positive returns. The WACC is a product of the cost of our capital over the performance period and will not be known until the performance period has concluded.

Additionally, we have adopted a performance “governor” that caps payouts under the Relative TSR metric at 100% of target if GEO’s absolute TSR is negative over the 3-year period.

In 2016, the Compensation Committee approved a shift in the mix of the performance metrics from 75% Relative TSR/25% ROCE to 50% Relative TSR/50% ROCE for the following reasons:

•	The level of balance better aligns with market practices for the weighting of TSR metrics in long-term incentive plans.

•	Increases the emphasis on delivering significant operating returns, which the Compensation Committee believes translates to sustainable long-term shareholder returns over time.

•	Continues to maintain a significant portion of long-term incentives contingent on shareholder return outperformance against the REIT industry.

Equity Incentive Outcomes for 2014 to 2016 Performance Cycle

On February 20, 2014, the Compensation Committee granted target awards of performance-based restricted stock vesting over a three year period beginning January 1, 2014 provided that certain TSR performance goals and ROCE goals were met as of December 31, 2016. Specifically, the performance targets were:

Performance Metric	Metric Weighting	Threshold	Target	Maximum
Relative TSR	75%	P30	P50	P90
Return on Capital Employed	25%	+1% of WACC	9%	12%

	Payouts (% of Target)	30%	100%	200%

The Compensation Committee engaged Pay Governance to calculate the final TSR rank and payout calculations for the TSR component of these awards. Pay Governance determined that based upon their calculations for the Company and the FTSE NAREIT Equity REITs Index, the Company’s 2014-2016 TSR of 33.7% places the Company in the 37th percentile of the peer group which results in a TSR component payout of 54.5%. Management of the Company calculated the return on capital employed component of the performance-based restricted stock to be 11.4% which results in a ROCE component payout of 179.9% of the target award. Based on the calculations of the TSR component and the ROCE component, management of the Company certified to the Compensation Committee that when the TSR component is combined with the ROCE component, the combined equity payout is 85.9% of the target award. As a result of the information provided to the Compensation Committee by Pay Governance and management, the Compensation Committee approved the vesting of the performance-based restricted stock in the amounts provided below:

Performance-Based Restricted Stock: 2014-2016 Cycle
Executive(1)	Shares at Target	Performance Factor	Shares Earned
George C. Zoley	40,000	85.9%	34,342
Brian R. Evans	10,000	85.9%	8,586
John J. Bulfin	7,500	85.9%	6,439
Thomas M. Wierdsma	7,500	85.9%	6,439

(1)	Mr. Donahue did not receive a grant of performance-based restricted stock in 2014. Mr. Donahue was appointed Senior Vice President and President of GEO Corrections and Detention in February 2016.

2017 Compensation Actions

Equity Incentive Awards

Effective March 1, 2017, GEO granted performance-based restricted stock to our named executive officers that vests on March 10, 2020 based on two performance metrics measured from January 1, 2017 to December 31, 2019 as follows: (i) up to 50% of the shares of restricted stock in each award vest if GEO meets certain TSR performance targets for the 3-year period; and (ii) up to 50% of the shares of restricted stock in each award can vest if GEO meets certain ROCE performance targets for the 3-year period. For 2017, 100% of the equity grants made to executives were performance based.

The following lists the number of performance-based shares granted to each named executive officer:

Executive	Number of Performance Based Restricted Stock Granted in March 2017
George C. Zoley	50,000
Brian R. Evans	12,500
J. David Donahue	12,500
John J. Bulfin	10,000
Thomas M. Wierdsma	10,000

Other Benefits and Perquisites. Our executive compensation program includes other benefits and perquisites as more fully reflected on the table set forth below titled “All Other Compensation.” These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. Currently, the benefits and perquisites which the named executive officers are eligible to receive fall into four general categories: (i) retirement benefits pursuant to our executive retirement agreement in the case of Mr. Zoley and pursuant to our senior officer retirement plan in the case of the other named executive officers; (ii) benefits under certain other deferred compensation plans; (iii) value attributable to life insurance we afford our named executive officers beyond that which is offered to our other employees generally; and (iv) travel and entertainment perquisites, such as an automobile allowance, club dues and personal use of the corporate jet. For 2016,

Mr. Zoley was allotted thirty (30) hours of personal use of the corporate aircraft. For 2016, the Board authorized the allotment of five (5) hours of personal use of the corporate aircraft for Mr. Evans.

Executive Retirement Agreement. Mr. Zoley has an executive retirement agreement that requires us to pay him a lump sum amount on the date that his employment with GEO ends. Such amount is determined by his age at the time of retirement with the amount increasing by approximately 4% per year up to age 71. Mr. Zoley’s retirement agreement formerly included a tax gross-up provision for taxes applicable to his lump sum retirement payment. In 2012, Mr. Zoley agreed to amend his retirement agreement to eliminate the tax gross-up provision. In exchange for this amendment, the amount of the lump sum retirement payment which Mr. Zoley was entitled to receive was proportionally increased so that Mr. Zoley would be entitled to receive substantially the same net benefit he would otherwise have received if the tax gross-up had remained in place. Mr. Zoley’s benefits under the executive retirement agreement are fully vested and he will therefore be entitled to receive the amount called for by the agreement whenever his employment with GEO is terminated for any reason, whether by GEO or by him. If Mr. Zoley had retired at December 31, 2016, we would have had to pay him a total of $7.7 million. The $7.7 million will be delivered in a lump-sum amount and equates to $239,287 annually when divided by his 32 years of service with the company. The amount owed under the retirement agreement to Mr. Zoley would be payable from the general assets of GEO.

Senior Officer Retirement Plan. Messrs. Evans, Bulfin, Wierdsma and Donahue participate in our senior officer retirement plan, which is offered to all of our Senior Vice Presidents. The senior officer retirement plan is a defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) multiplied by the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset 100% by social security benefits received by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the Company.

Deferred Compensation Plans. Our named executive officers are currently excluded from participating in our 401(k) plan by virtue of their compensation level. Accordingly, we have established a deferred compensation plan for certain employees, including the named executive officers, which permits them to defer up to 100% of their compensation to provide for their retirement. Under the deferred compensation plan, the Company may make matching contributions on a discretionary basis. Mr. Evans and Mr. Bulfin are the only named executive officers who currently participate in the deferred compensation plan.

Excess Group Life Insurance. We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. Payments in connection with the resulting excess coverage are treated as imputed income to the officers and are not deductible by the Company.

How Each Compensation Element Fits into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, the Company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation, including equity based compensation and cash awards under the Senior Management Performance Award Plan. The committee also endeavors to properly allocate between cash and non-cash compensation (subject to the availability of equity compensation awards under our then current equity compensation plans), and between annual and long-term compensation.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a comparable group of peer companies.

As discussed earlier, Pay Governance completed in 2012 a report on behalf of the Compensation Committee to evaluate its executive compensation program in light of the marketplace to make sure the program is competitive. Additionally, Pay Governance completed in 2015 an assessment of Mr. Zoley’s total compensation in light of the marketplace and the ISS peer group specifically. The Compensation Committee intends to continue this practice on a periodic basis in the future.

Executive and Director Stock Ownership Guidelines

The Company adopted stock ownership guidelines in 2012 applicable to our senior executive officers, including our named executive officers, and our board members. The guidelines require our CEO to maintain equity holdings in GEO equal in value to at least 5x his annual base salary, our other executive officers to maintain equity holdings in GEO equal in value to at least 3x their annual base salaries, and our non-employee directors to maintain equity holdings in GEO equal in value to at least 3x their annual retainers. All officers and directors must satisfy the stock ownership guidelines five years from September 1, 2012 or the date of their appointment as director or a senior executive office, if appointed after September 1, 2012.

Clawback/Recoupment Policy

The Company maintains a clawback policy providing that any incentive payment awarded by GEO to an executive officer (including a named executive officer) under any GEO incentive compensation plan may be recouped by GEO in the event of material fraud or misconduct by the recipient, among other triggers.

Prohibited Transactions Under the Insider Trading Policy

The Company prohibits certain transactions in the Company’s securities under the terms of its insider trading policy, including engaging in short sales of the Company’s securities, trading in options, warrants, puts and calls or similar instruments on the Company’s securities and holding Company securities in margin accounts.

CONCLUSION

We believe that our compensation programs appropriately reward executive performance and closely align the interests of our named executive officers and key employees with the interests of our shareholders, while also enabling the Company to attract, retain, and motivate talented executives. The Compensation Committee will continue to evolve and administer our compensation program in a manner that the Compensation Committee believes will be in the best interests of our shareholders. The Compensation Committee monitors the results of the advisory vote on our executive compensation (referred to as the “say-on-pay” vote) and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Richard H. Glanton, Chairman

Anne N. Foreman

Christopher C. Wheeler

Compensation Policies and Practices as They Relate to Risk Management

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase shareholder value on both an annual and longer term basis primarily by generating increasing levels of revenue and net income. To that end, compensation packages include significant forms of incentive compensation to ensure that an executive officer’s interest is aligned with the interests of our shareholders in generating revenue and net income. Based upon the Compensation Committee’s regular review of the Company’s compensation policies and practices, the Compensation committee determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table shows compensation earned by each of the named executive officers of GEO during 2016, 2015 and 2014, for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. For purposes of this proxy statement, GEO’s named executive officers are (i) the Chief Executive Officer of GEO, (ii) the Chief Financial Officer of GEO, and (iii) each of the three most highly compensated executive officers of GEO other than the Chief Executive Officer and the Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
George C. Zoley Chairman of the Board, CEO & Founder	2016	1,030,000	1,637,500	1,908,075	287,683	312,963	5,176,221
	2015	1,000,000	3,669,250	1,440,000	277,347	221,867	6,608,464
	2014	1,214,730	1,271,800	1,406,857	265,289	158,321	4,316,997

Brian R. Evans Senior Vice President & CFO	2016	562,755	409,375	521,252	150,083	26,940	1,670,405
	2015	546,364	660,125	262,255	55,996	12,834	1,537,574
	2014	530,450	317,950	414,626	242,369	11,827	1,517,222

J. David Donahue Senior Vice President & President, U.S. Corrections and Detention, & Int’l Operations	2016	500,000	409,375	416,813	93,302	6,678	1,426,168

John J. Bulfin Senior Vice President, General Counsel & Secretary	2016	489,597	327,500	408,140	219,354	7,128	1,451,719
	2015	475,337	528,100	205,346	121,402	6,335	1,336,520
	2014	461,492	238,463	324,653	294,901	6,011	1,325,520

Thomas M. Wierdsma, Senior Vice President, Project Development	2016	433,321	327,500	361,227	133,081	2,653	1,257,782
	2015	420,700	528,100	181,742	103,932	2,653	1,237,127
	2014	408,447	238,463	287,336	135,054	2,653	1,071,953

(1)	This column reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB 718”) with respect to stock awards granted during 2016, 2015 and 2014 for each named executive officer. Stock awards granted in 2016, 2015 and 2014 were performance based awards and will be earned if the Company achieves its performance based targets. Assumptions used in the calculation of the amounts related to stock awards are described in Note 1 to the Company’s audited financial statements for the year ended December 31, 2016, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2017.

(2)	We regard our Senior Management Performance Award Plan as our annual bonus plan. The column of this table titled “Non-Equity Incentive Plan Compensation” consists solely of amounts accrued in 2016, 2015 and 2014, and paid in 2017, 2016 and 2015, respectively, under our Senior Management Performance Award Plan with respect to each of our named executive officers. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our Senior Management Performance Award Plan. In 2016, the target adjusted net income after tax and revenue was $143,500,000 and $2,189,000, respectively. The actual 2016 results achieved for adjusted net income after tax and revenue was $164,600,000 and $2,180,000, respectively.

(3)	Figures in this column consist of amounts accrued in 2016, 2015 and 2014 and with respect to each named executive officer’s executive retirement agreement or senior officer retirement arrangement. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Agreements and Arrangements” for a further description of our executive retirement agreement and our senior officer retirement arrangements.

(4)	The following sets forth for each named executive officer the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for 2016, 2015 and 2014:

Executive	Year	Auto Allowance ($)(a)	Club Dues ($)	Excess Group Life Insurance ($)(b)	Aircraft Usage ($)(c)	Total All Other Compensation ($)
George C. Zoley	2016	—	181,567	3,564	127,832	312,963
	2015	92,036	7,415	3,427	118,989	221,867
	2014	1,684	6,926	3,564	146,147	158,321

Brian R. Evans	2016	12,024	—	810	14,106	26,940
	2015	12,024	—	810	—	12,834
	2014	11,017	—	810	—	11,827

J. David Donahue	2016	6,057	—	621	—	6,678

John J. Bulfin	2016	4,079	—	3,049	—	7,128
	2015	3,286	—	3,049	—	6,335
	2014	2,962	—	3,049	—	6,011

Thomas M. Wierdsma	2016	—	—	2,653	—	2,653
	2015	—	—	2,653	—	2,653
	2014	—	—	2,653	—	2,653

(a)	Under our executive automobile policy, the executive is required to make contribution to GEO in circumstances where the cost of the executive automobile exceeds the overall cost allowance as determined under the policy.

(b)	We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. The resulting excess coverage represented in this column is treated as imputed income to the officers.

(c)	We provided certain perquisites to the named executive officers in 2016 for personal use of the Company’s leased aircraft. For 2016, Mr. Zoley was allotted thirty 30 hours of aircraft usage and utilized 29 hours. For purposes of the Summary Compensation Table, we determine the aggregate incremental cost to us for personal use of company aircraft using a method that takes into account the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Since the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs and the cost of maintenance not related to trips.

CERTAIN MATERIAL EXECUTIVE COMPENSATION AGREEMENTS AND ARRANGEMENTS

The following executive compensation agreements and arrangements are material to an understanding of the amounts paid and/or payable to our named executive officers disclosed in the table above.

Executive Employment Agreements

Effective August 22, 2012, we entered into a Third Amended and Restated Executive Employment Agreement with Mr. Zoley, which was amended by the First Amendment, dated April 29, 2013, the Second Amendment, dated May 29, 2013, and the Third Amendment, dated May 14, 2015 (collectively, the “Employment Agreement”). The Employment Agreement has a continuously rolling three-year term.

The Employment Agreement provides that Mr. Zoley is entitled to receive a target annual performance award of up to a maximum of 150% of his annual base salary in accordance with the Senior Management Performance Award Plan.

The Employment Agreement provides that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the Employment Agreement) or by Mr. Zoley without good reason (as defined in the Employment Agreement), he will be entitled to receive a termination payment equal to 2 (two) times his annual base salary plus target bonus for the fiscal year in which his employment is terminated or, if greater, the target bonus for the fiscal year immediately prior to such termination. In addition, the Employment Agreement provides that upon such termination, GEO will transfer all of its interest in any automobile used by the executive pursuant to its employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the Employment Agreement provides that GEO will pay the residual cost of the lease.

Upon the termination of the Employment Agreement by GEO for cause or by Mr. Zoley without good reason, Mr. Zoley will be entitled to only the amount of compensation that is due through the effective date of the termination, including any performance award that may be due and payable to him under the terms of the Senior Management Performance Award Plan. The Employment Agreement includes a non-competition covenant that runs through the three-year period following the termination of the executive’s employment, and customary confidentiality provisions.

The Employment Agreement reflects an annual base salary for Mr. Zoley for 2016 of $1,000,000 subject to increases in the sole discretion of the Board, to be determined by the board of directors. Additionally, the Employment Agreement provides that all outstanding unvested stock options and restricted stock granted to Mr. Zoley fully vest immediately upon a “termination without cause” as such term is defined in his employment agreements, as approved by the Compensation Committee. However, any restricted stock that is still subject to performance based vesting at the time of such termination shall only vest when, and to the extent, the Compensation Committee of the board of directors certifies that the performance goals have been met.

Senior Officer Employment Agreements

We have senior officer employment agreements with Messrs. Evans, Donahue, Bulfin and Wierdsma. The employment agreements have rolling two-year terms which continue until each executive reaches age 67 absent their earlier termination.

The amounts of base salaries that were paid to each of these executives during fiscal years 2016, 2015 and 2014 are set forth in the Summary Compensation Table above. The executives are also entitled to receive a target annual incentive bonus in accordance with the terms of our Senior Management Performance Award Plan which is further described below.

The senior officer employment agreements provide that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive will be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary; plus (2) the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years, plus (3) the dollar value of the sum of paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, we will transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that we will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options will fully vest immediately.

Upon the termination of the employment agreements by us for cause or by the voluntary resignation of the executive, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.

Under the terms of the agreements, annual base salaries for 2016 approved by the Compensation Committee for Messrs. Evans, Donahue, Bulfin and Wierdsma were $562,755, $500,000, $489,597 and $433,321, respectively. Additionally, all outstanding unvested stock options and restricted stock granted to each of Messrs. Zoley, Evans, Donahue, Bulfin and Wierdsma fully vest immediately upon a “termination without cause” as such term is defined in each of their employment agreements, as approved by the compensation committee. Performance based awards will only vest upon the determination by the Compensation Committee that the established performance goals have been met.

Executive Retirement Agreement

We also have an executive retirement agreement with Mr. Zoley. The retirement agreement provides that upon the later of (i) the date he actually retires from employment with GEO, or (ii) his 55th birthday, GEO will make a lump sum payment to Mr. Zoley. See “Potential Payments Upon Termination or Change in Control” for the amount we would have had to pay Mr. Zoley as of December 31, 2016 pursuant to his executive retirement agreement had he retired at his current age as of that date.

The retirement agreement provides that if the executive should die after his 55th birthday but before he retires from GEO, GEO shall immediately pay to the executive’s beneficiary(ies) or estate the amount GEO would have paid to the executive had he retired immediately prior to his death. The retirement agreement includes non-competition provisions that run for a two-year period after the termination of the executive’s employment. Mr. Zoley has reached the age of 55.

Senior Officer Retirement Plan

GEO maintains a senior officer retirement plan for all of its Senior Vice Presidents, including Mr. Evans, Mr. Donahue, Mr. Bulfin and Mr. Wierdsma. The senior officer retirement plan is a non-qualified defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) multiplied by the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service, provided such participant remains continuously employed by the Company until at least age fifty five (55). The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average annual salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset one hundred percent (100%) by social security benefits received (or estimated social security benefits to be received, if applicable) by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the company.

GRANTS OF PLAN-BASED AWARDS

The following sets forth information regarding the grants of plan-based awards to the named executive officers for the year ended December 31, 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

George C. Zoley		772,500	1,545,000	2,317,500	—	—	—	—	—	—	—
	3/10/2016	—	—	—	—	—	—	50,000	—	—	1,637,500
Brian R. Evans		140,689	281,378	633,101	—	—	—	—	—	—	—
	3/10/2016	—	—	—	—	—	—	12,500	—	—	409,375
J. David Donahue		112,500	225,000	506,250	—	—	—	—	—	—	—
	3/10/2016	—	—	—	—	—	—	12,500	—	—	409,375
John J. Bulfin		110,160	220,319	495,718	—	—	—	—	—	—	—
	3/10/2016	—	—	—	—	—	—	10,000	—	—	327,500
Thomas M. Wierdsma		97,497	194,994	438,737	—	—	—	—	—	—	—
	3/10/2016	—	—	—	—	—	—	10,000	—	—	327,500

(1)	These columns reflects the threshold, target and maximum amounts that our named executive officers were eligible to receive under our Senior Management Performance Award Plan with respect to year 2016. For a description of how these amounts have been calculated, please see “Compensation Discussion & Analysis — Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined — Annual Cash Incentive Compensation.” For information on the amounts that our named executive officers actually received under our Senior Management Performance Award Plan for 2016, please see the Non-Equity Incentive Compensation column of the Summary Compensation table above. For the purposes of the maximum calculations in this column, we have assumed that our Senior Vice Presidents would have received the maximum discretionary adjustments for which they are eligible.

(2)	The percentage of the shares related to the return on capital employed metric was valued on our closing stock price on March 10, 2016 while the percentage of the shares related to the total shareholder return metric was valued based on a Monte Carlo simulation model.

(3)	All of these awards were granted pursuant to our 2014 stock incentive plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
George C. Zoley	—	—	—	—	—	165,000	5,928,450
Brian R. Evans	2,312	—	—	18.23	10/28/2019	35,000	1,257,550
	6,936	—	—	21.29	3/1/2021	—	—
J. David Donahue	1,156	—	—	18.23	10/28/2019	20,750	745,548
	3,468	—	—	21.29	3/1/2021	—	—
John J. Bulfin	—	—	—	—	—	27,500	988,075
Thomas M. Wierdsma	—	—	—	—	—	27,500	988,075

(1)	All shares in this column consist of restricted stock awards. The stock awards granted on March 1, 2014 cliff vest on March 15, 2017 based on the achievement of certain performance criteria. The awards granted on March 2, 2015 and June 1, 2015 will cliff vest on March 1, 2018 based on the achievement of certain performance criteria. The awards granted on March 10, 2016 cliff vest on March 10, 2019 based on the achievement of certain performance criteria.

(2)	Amounts in this column have been calculated using an assumed stock price of $35.93 the closing price of our common stock on December 30, 2016, the last business day of our fiscal year 2016.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding stock option exercises by, and the vesting of stock-based awards of, each of the named executive officers of GEO during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George C. Zoley	11,560	127,738	26,246	806,015
Brian R. Evans	—	—	6,511	199,953
J. David Donahue	—	—	6,880	212,220
John J. Bulfin	—	—	4,883	149,957
Thomas M. Wierdsma	—	—	4,883	149,957

PENSION BENEFITS

The following table sets forth certain information with respect to each plan that provides for payments to each of the named executive officers of GEO at, following, or in connection with retirement from GEO.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year
George C. Zoley	Executive Retirement Agreement	n/a	7,657,192	—
Brian R. Evans	Senior Officer Retirement Plan	16	816,117	—
J. David Donahue	Senior Officer Retirement Plan	7	—	—
John J. Bulfin	Senior Officer Retirement Plan	16	1,261,806	—
Thomas M. Wierdsma	Senior Officer Retirement Plan	9	—	—

(1)	The benefit of Mr. Zoley under his executive retirement agreement is triggered upon the attainment of the retirement age of 55 years old without regard to years of credited service. Mr. Zoley is 55 or older and therefore all of his benefits under his executive retirement agreement are fully vested.

(2)	This column reflects amounts relating to each named executive officer’s retirement agreement or retirement plan. The assumptions used in GEO’s actuarial calculation of pension costs are based on payments in the form of a life annuity using market information and GEO’s historical rates for employment compensation. Such actuarial assumptions are based using mortality tables for healthy participants and include a discount rate of 4.50% and a rate of compensation increase of 4.4%. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth for each named executive officer the payments that we would have been required to make as of December 31, 2016, (i) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO without cause or by the officer for good reason (as such terms are defined in each officer’s employment agreement), (ii) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO for cause (as defined in each officer’s employment agreement) or by the officer upon the officer’s resignation, and (iii) pursuant to the officer’s retirement agreement or arrangement, in connection with the termination of the officer’s employment as of that date for any reason (including due to the retirement, death or disability of the officer). All of the payments in the table would have been payable pursuant to the employment and retirement agreements and arrangements described more fully above under “Certain Material Executive Compensation Agreements and Arrangements.” All amounts in the table would have been payable in lump sums from the general assets of GEO.

	Payment Due Pursuant to Officer’s Employment Agreement upon Termination either by Company Without Cause or by Officer for Good Reason ($)(1)(2)(3)(4)	Payment Due Pursuant to Officer’s Employment Agreement upon a Termination by Company With Cause or Resignation by Officer ($)(2)(4)	Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement upon a Termination for Any Reason ($)(2)(4)(5)
Name
George C. Zoley	6,306,963	—	7,657,192
Brian R. Evans	1,172,949	—	816,117
J. David Donahue	1,376,804	—	—
John J. Bulfin	1,023,599	—	1,261,806
Thomas M. Wierdsma	991,708	—	—

(1)	Our current employment agreements with our named executive officers do not provide for any payments in connection with a change in control. Each officer would only have received the amount set forth in this column in connection with a change in control on December 31, 2016, if such officer was terminated by GEO without cause or the officer terminated his employment for good reason, in each case, in connection with the change in control. Currently, only the employment agreement with Mr. Zoley contains a right of the officer to terminate employment for good reason.

(2)	In the event of a termination for any reason of any named executive officer on December 31, 2016, such officer would also have been entitled to receive the amounts set forth in the column of this table titled “Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement Upon a Termination For Any Reason” pursuant to the officer’s retirement agreement or arrangement.

(3)	All amounts are calculated using each named executive officer’s annual base salary on December 31, 2016.

(4)	Although no named executive officer is eligible to receive a payment in connection with a termination for cause or a resignation pursuant to the officer’s employment agreement, each officer is entitled to receive all accrued and unpaid amounts under the officer’s employment agreement through the date of termination.

(5)	The benefits of Messrs. Zoley, Evans, and Bulfin under the retirement agreement in the case of Mr. Zoley and the Senior Office Retirement Plan in the case of Messrs. Evans, and Bulfin are fully vested and those officers would therefore have been entitled to receive the amounts set forth in this column if their employment with GEO had been terminated for any reason on December 31, 2016, whether by GEO or the officer, regardless of whether cause or good reason existed, and including in the event of a termination due to the retirement, death or disability of the officer. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

DIRECTORS’ COMPENSATION

The following table shows the compensation earned by each director who was not an officer during fiscal year 2016.

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards(2)(4)	Option Awards(3)(4)	All Other Compensation ($)	Total($)
Clarence E. Anthony	187,412	88,170	—	—	275,582
Norman A. Carlson(5)	50,000	—	—	—	50,000
Anne N. Foreman	194,500	88,170	—	—	282,670
Richard H. Glanton	237,500	88,170	—	—	325,670
Christopher C. Wheeler	187,500	88,170	—	—	275,670
Julie Myers Wood	170,000	88,170	—	—	258,170

(1)	These amounts consist of: (i) an annual retainer fee which was paid at a rate of $75,000 per year; (ii) a payment of $10,000 to the chairperson of the Audit and Finance Committee; (iii) a payment of $2,000 to each member of the Audit and Finance Committee; (iv) a payment of $5,000 for each committee, other than the Audit and Finance Committee, with respect to which a director served as chairperson; (v) a payment of $3,000 for each board meeting attended by each director (minimum four per year); (vi) a payment of $2,500 for each committee meeting attended by that committee’s chairperson; (vii) a payment of $2,000 for each committee meeting attended by each board member; and (viii) a per diem of $3,000 for various board related activities such as continuing education and other activities related to company business. The lead independent director receives an additional annual retainer of $25,000.

(2)	This column reflects the aggregate grant date fair value with respect to stock awards during 2016 for each director who is not a named executive officer. Each director received 3,000 shares of restricted stock on March 10, 2016. The grant date fair value of the March 10, 2016 awards as calculated in accordance with FASB 718 was $29.39 per share, which was the closing price of our common stock on the grant date.

(3)	There were no stock options awarded to directors during 2016.

(4)	The table below sets forth the aggregate number of shares of common stock subject to stock awards and option awards held by each director who is not a named executive officer outstanding as of the end of 2016.

Name	Stock Awards	Option Awards
Clarence A. Anthony	7,125	5,780
Norman A. Carlson	1,875	11,560
Anne N. Foreman	7,125	11,560
Richard H. Glanton	7,125	—
Christopher C. Wheeler	7,125	1,156
Julie Myers Wood	5,875	—

(5)	Norman A. Carlson retired from the board of directors and all committee positions effective December 31, 2014. Mr. Carlson was appointed Director Emeritus effective January 1, 2015. As consideration for his service as Director Emeritus, Mr. Carlson will receive an annual retainer of $50,000 to be paid quarterly so long as he retains the title of Director Emeritus. Mr. Carlson’s stock option awards and restricted stock awards will continue to vest according to the terms of The GEO Group, Inc. 2014 Stock Incentive Plan so long as he retains the title of Director Emeritus.

COMPENSATION COMMITTEE REPORT

In accordance with the powers and duties of the Compensation Committee as set forth in its charter, the committee hereby reports the following:

1.	The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth elsewhere in this proxy statement; and

2.	Based on the review and discussion referred to in the preceding paragraph, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

Richard H. Glanton (Chairman)

Anne N. Foreman

Christopher C. Wheeler

AUDIT AND FINANCE COMMITTEE REPORT

In accordance with the powers and duties of the Audit and Finance Committee as set forth in its charter, the committee hereby reports the following:

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.	The Audit and Finance Committee has discussed with the independent accountants the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (the “PCAOB”) as then modified or supplemented;

3.	The Audit and Finance Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence;

4.	Based on the review and discussions referred to in paragraphs 1.) through 3.) above, the Audit and Finance Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year for filing with the Securities and Exchange Commission;

5.	The Audit and Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent accountant’s independence; and

6.	All members of the Audit and Finance Committee are independent as independence is defined in Sections 303 of the NYSE’s current listing standards.

By the Audit and Finance Committee:

Richard H. Glanton (Chairman)

Clarence E. Anthony

Christopher C. Wheeler

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2016, David Meehan, Divisional Vice President of Business Development for GEO Care, received compensation of $382,923. Mr. Meehan is the son-in-law of George Zoley, our Chairman, CEO and Founder. In 2016, Larry Zoley, Director of Network Services & Integration, received compensation of $149,213. Mr. Zoley is the brother of George Zoley, our Chairman, CEO and Founder. Also in 2016, Chris Zoley, Director of Business Development received compensation of $148,866. Mr. Zoley is the son of George Zoley, our Chairman, CEO and Founder. Guidepost, Ms. Wood’s current employer, has a consulting agreement with B.I. Incorporated, one of the Company’s subsidiaries. Ms. Wood is a member of the Board of Directors of GEO. For the year ended December 31, 2016, $180,187 was paid in the aggregate pursuant to the consulting agreement. The consulting agreement was extended through December 31, 2017. The current monthly retainer payment is $15,000 per month. These relationships did not require any separate approvals under our applicable policies and procedures. Except for these relationships, there were no material relationships or related party transactions during fiscal year 2016 requiring disclosure pursuant to Item 404 of Regulation S-K. Under its charter, our Audit and Finance Committee has the authority to review and approve certain transactions involving more than $100,000 between GEO and any director, officer or employee of GEO. Our Audit and Finance Committee has reviewed and approved the related party transactions described above. The Compensation Committee did not determine, review or approve any of the compensation paid pursuant to the above related party transactions as they were not paid to executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, Richard H. Glanton, Anne N. Foreman and Christopher C. Wheeler served on our Compensation Committee. None of the members of the Compensation Committee served as an officer or employee of GEO or any of GEO’s subsidiaries during fiscal year 2016 or any prior year. There were no material transactions between GEO and any of the members of the Compensation Committee during fiscal year 2016. None of our executive officers has served on the Compensation Committee or the board of directors of any company, one of whose executive officers served on our board or our Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended December 31, 2016, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit and Finance Committee of our board of directors has appointed Grant Thornton LLP as our independent registered public accountants for the 2017 fiscal year. The Audit and Finance Committee is responsible for the appointment, oversight and termination of our independent registered public accountants. We are seeking the ratification of our shareholders of this appointment, although our Audit and Finance Committee is not bound by any shareholder action on this matter.

If the appointment of Grant Thornton LLP as our independent registered public accountants is not ratified by our shareholders, the Audit and Finance Committee will reconsider its appointment, but may nevertheless retain Grant Thornton LLP. Also, even if the appointment of Grant Thornton LLP as our independent registered public accountants is ratified by our shareholders, the Audit and Finance Committee may direct the appointment of a different independent auditor at any time during the year if the Audit and Finance Committee determines, in its discretion, that such a change would be in our best interests. Grant Thornton LLP has advised GEO that no partner or employee of Grant Thornton LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accountants for the 2017 fiscal year.

PROPOSAL 3:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described above in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to attract, retain and motivate our named executive officers to increase shareholder value on both an annual and a longer term basis primarily by generating increasing levels of revenue, net income, net operating income, adjusted funds from operations, total shareholder return and return on capital employed, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the Compensation Committee. Although non-binding, our board of directors and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 4:

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also states that company shareholders may cast an advisory vote on how frequently they would like an advisory vote on the compensation of our named executive officers to be held. This non-binding, advisory vote provides shareholders the opportunity to indicate whether they prefer an advisory vote on named executive officer compensation once every one, two, or three years (or to abstain from voting). We are required under the Dodd-Frank Act to solicit shareholder preferences regarding the frequency of future advisory votes on executive compensation at least once every six years.

At the 2011 annual meeting of shareholders, the Board of Directors recommended holding the non-binding advisory vote on executive compensation (“say-on-pay”) every three years. The company shareholders voted in favor of holding the “say-on-pay” vote every year. The Board accepted our shareholders’ recommendation and currently, shareholders are provided with the opportunity to cast an advisory (non-binding) vote to approve the compensation of our Named Executive Officers every year.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote for “one year” for the frequency of holding future advisor votes on executive compensation.

SHAREHOLDER PROPOSAL AND NOMINATIONS DEADLINE

As more specifically provided in our Amended and Restated Bylaws, no business may be brought before an annual meeting by a shareholder unless the shareholder has provided proper notice to us not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, since our annual meeting for 2017 is scheduled for April 27, 2017, any shareholder proposal to be considered at the 2018 annual meeting must be properly submitted to us not earlier than January 27, 2018 nor later than February 26, 2018. These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a proposal included in our proxy statement. For the 2018 annual meeting, under the Securities and Exchange Commission’s requirements, any stockholder proposals and recommendations for director nominees must be received by GEO no later than November 17, 2017, in order to be included in our 2018 proxy statement.

As we announced in April of 2016 in advance of our 2016 annual meeting, we intend to amend our Bylaws to adopt proxy access provisions prior to the date of our 2017 annual meeting that are generally in-line with the following guidelines: a shareholder, or a to be determined number of shareholders forming a group, who has/have owned three percent or more of our outstanding common stock continuously for a consecutive period of three years or longer may nominate directors to be included in our proxy materials not to exceed 20 percent of the seats on our Board of Directors. Our management and Nominating & Corporate Governance Committee is in the process of finalizing its consultation and governance process on this issue. We will announce the adoption of proxy access provisions by filing a Form 8-K that will contain the text of the amended Bylaws and detailed information regarding the submission of proxy access nominations.

ANNUAL SHAREHOLDER MEETING GUIDELINES

Place, Date and Time

The GEO Group’s Annual Shareholder Meeting will be held virtually on April 27, 2017 at 11:00 am (ET). You can access the meeting at www.virtualshareholdermeeting.com/GEO2017. You will need to have your 16-digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.

HOUSEHOLDING

As permitted by rules adopted by the Securities and Exchange Commission, we are delivering a single Notice of Internet Availability of Proxy Materials, annual report and proxy statement, as applicable, to any household at which two or more shareholders reside if we believe the shareholders are members of the same family, unless otherwise instructed by one or more of the shareholders. We will promptly deliver separate copies of these documents upon the written or oral request of any shareholders at a shared address to which a single copy of the documents were delivered.

If your household received a single set of any of these documents, but you would prefer to receive your own copy, or if you share an address with another stockholder and together both of you would like to receive only a single set of these documents, please follow these instructions:

•

If your shares are registered in your own name, please contact our transfer agent, Computershare, and inform them of your request by calling them at (800) 635-9270 or writing them at 480 Washington Boulevard, Jersey City, New Jersey 07310.

•

If an intermediary, such as a broker or bank, holds your shares, please contact Broadridge and inform them of your request by calling them at (800) 542-1061 or writing them at Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Be sure to include your name, the name of your brokerage firm and your account number.

OTHER MATTERS

The board of directors knows of no other matters to come before the shareholders’ meeting.

By Order of the Board of Directors,

John J. Bulfin

Senior Vice President, General Counsel

and Corporate Secretary

March 17, 2017

A copy of GEO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the financial statements and the schedules thereto, but excluding exhibits thereto, which has been filed with the SEC will be made available without charge to interested shareholders upon written request to Director, Corporate Relations, The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

THE GEO GROUP, INC. 621 NW 53RD STREET SUITE 700 BOCA RATON, FL 33487

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GEO2017

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E23822-P88406 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GEO GROUP, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote “FOR” the following:
1.	Election of Directors	☐	☐	☐
Nominees:

01) Clarence E. Anthony 04) Christopher C. Wheeler
02) Anne N. Foreman 05) Julie Myers Wood 03) Richard H. Glanton 06) George C. Zoley
The Board of Directors recommends you vote “FOR” proposals 2 and 3:							For	Against	Abstain
2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for the 2017 fiscal year.						☐	☐	☐
3.	To hold an advisory vote to approve named executive officer compensation.						☐	☐	☐

The Board of Directors recommends you vote “1 YEAR” for proposal 4:						1 Year	2 Years	3 Years	Abstain
4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation.					☐	☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E23823-P88406

THE GEO GROUP, INC.

Annual Meeting of Shareholders

April 27, 2017 11:00 AM

This Proxy is solicited by the Board of Directors

The undersigned hereby appoints George C. Zoley and John J. Bulfin as Proxy, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The GEO Group, Inc. held of record by the undersigned on March 3, 2017, at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/GEO2017, at 11:00 A.M. (EDT), April 27, 2017 or at any adjournment thereof. This Voting Instruction Form also instructs MassMutual Financial Group as Trustee of The GEO Group, Inc. 401(k) Plan, to vote by Proxy at the virtual Annual Meeting of Shareholders, all the shares of Common Stock of The GEO Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof. MassMutual Financial Group will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by MassMutual Financial Group before 12 P.M. EDT on April 26, 2017. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by The Trustee as indicated above, shares allocated to a participant’s account will not be voted. MassMutual Financial Group will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. MassMutual Financial Group makes no recommendation regarding any voting instruction.

This Proxy is solicited by the Board of Directors and will be voted in accordance with the instructions specified on the reverse side. If no instructions are specified, this Proxy will be voted FOR the election of the nominees, FOR Proposals 2 and 3, and “1 year” on Proposal 4.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side